As filed with the Securities and Exchange Commission on May 28, 2002

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE TORO COMPANY
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0580470 (I.R.S. Employer Identification Number)

8111 Lyndale Avenue South
Bloomington, Minnesota 55420
(Address of principal executive offices) (Zip Code)

2000 STOCK OPTION PLAN
(Full title of the plan)

J. Lawrence McIntyre, Esquire
Vice President, Secretary and General Counsel
The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota 55420
Telephone number: (952) 888-8801
(Name, address and telephone number of agent for service)

Copy to:

Helen P. Starr, Esquire
Perkins Coie LLP
607 Fourteenth Street, N.W.
Washington, D.C. 20005

CALCULATION OF REGISTRATION FEE

Title of	Amount to	Proposed		Proposed		Amount of
securities to	be registered	maximum		maximum		registration fee
be registered		offering		aggregate
		price per		offering
		share		price
Common Stock,	500,000 shares(b)	$55.725	(c)	$27,862,500	(c)	$2,564	(d)
par value $1.00 per share (a)

(a)	Each share of Common Stock includes one Preferred Share Purchase Right pursuant to the Rights Agreement dated May 20, 1998. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(b)	An indeterminate number of shares will be issued from time to time to participants pursuant to the Plan.

(c)	Estimated solely to calculate the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices reported in the consolidated reporting system on May 22, 2002, as reported on the New York Stock Exchange Composite Tape.

(d)	Restricted fee to be applied to account number 737758.

INCORPORATION BY REFERENCE
AMENDMENT TO INCREASE SHARES
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT LIST
Opinion of Counsel Regarding Legality
Consent of KPMG LLP

INCORPORATION BY REFERENCE

     This Registration Statement filed pursuant to Instruction E of Form S-8 relates to Registrant’s Registration Statement on Form S-8 (No. 333-39052), filed with the Securities and Exchange Commission on June 12, 2000. Under that Registration Statement, Registrant registered 1,000,000 shares of Common Stock to be offered and sold in connection with The Toro Company 2000 Stock Option Plan (the “Plan”). This Registration Statement increases to 1,500,000 shares the total number of shares registered for issuance under the Plan.

     The contents of Registrant’s Registration Statement on Form S-8 (No. 333-39052) are incorporated by reference in this Registration Statement.

AMENDMENT TO INCREASE SHARES

     On March 14, 2002, the stockholders of Registrant approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 1,000,000 to 1,500,000, subject to adjustment to reflect changes in the corporate or capital structure of Registrant, including but not limited to stock splits, stock dividends or similar transactions. As permitted by the instructions to Form S-8, this Registration Statement omits the information specified in Part I of Registrant’s Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The rules of the Securities and Exchange Commission allow the Registrant to incorporate by reference information into this Registration Statement. This means that the Registrant may disclose important information to you by referring you to another document.

     The following documents have been filed by the Registrant with the SEC and are incorporated by reference in this Registration Statement:

1.	Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001 (File No. 1-8649).

2.	Its Quarterly Report on Form 10-Q for the quarter ended February 1, 2002 (File No. 1-8649).

3.	The descriptions of its Common Stock and Preferred Share Purchase Rights contained in its Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such descriptions (File No. 1-8649).

     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents. The information contained in a document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

     The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5 to this Registration Statement, is rendered by J. Lawrence McIntyre, Vice President, Secretary and General Counsel to Registrant. Mr. McIntyre participates in this Plan. As of May 22, 2002, Mr. McIntyre owned 9,465.146 shares of Toro Common Stock and held options to purchase 40,928 shares. 8,000 of the options are subject to vesting requirements. He also holds 22,200 Performance Share Awards, which are rights to receive Toro Common Stock if pre-established performance goals are achieved and are subject to cancellation if goals are not achieved. A total of 18,871.199 Common Stock units are credited to his account under a deferred compensation plan. 2,530.636 of these are subject to vesting requirements based on his continued employment by Registrant.

Item 6. Indemnification of Directors and Officers.

     Section 2 of Article X of the Registrant’s Restated Certificate of Incorporation mandates indemnification of a director or officer of Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity to the fullest extent authorized by the Delaware General Corporation Law against expenses, liability and loss and authorizes the Board to express such rights in written contracts.

     Section 1 of Article X of the Registrant’s Restated Certificate of the Incorporation provides, in accordance with Section 102(b)(7) of the Delaware General Corporation Law, for the elimination or limitation of the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director under certain circumstances.

Item 8. Exhibits.

     The exhibits are listed in the exhibit index.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota on the 28th day of May, 2002.

THE TORO COMPANY (Registrant)

By:	/s/ J. Lawrence McIntyre

J. Lawrence McIntyre, Vice President, Secretary and General Counsel

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kendrick B. Melrose, Stephen P. Wolfe and J. Lawrence McIntyre, or any one of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and/or all subsequent amendments to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby approving and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kendrick B. Melrose Kendrick B. Melrose	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	May 16, 2002

/s/ Stephen P. Wolfe Stephen P. Wolfe	Vice President Finance and Chief Financial Officer (Principal Financial Officer)	May 16, 2002

/s/ Randy B. James Randy B. James	Vice President and Controller (Principal Accounting Officer)	May 16, 2002

/s/ Ronald O. Baukol Ronald O. Baukol	Director	May 16, 2002

/s/ Robert C. Buhrmaster Robert C. Buhrmaster	Director	May 16, 2002

/s/ Winslow H. Buxton Winslow H. Buxton	Director	May 16, 2002

/s/ Janet K. Cooper Janet K. Cooper	Director	May 16, 2002

/s/ Katherine J. Harless Katherine J. Harless	Director	May 16, 2002

/s/ Robert H. Nassau Robert H. Nassau	Director	May 16, 2002

/s/ Dale R. Olseth Dale R. Olseth	Director	May 16, 2002

/s/ Christopher A. Twomey Christopher A. Twomey	Director	May 16, 2000

/s/ Gregg W. Steinhafel Gregg W. Steinhafel	Director	May 16, 2002

/s/ Edwin H. Wingate Edwin H. Wingate	Director	May 16, 2002

EXHIBIT LIST

     Exhibit
    Number                      Description

4	Instruments defining the rights of security holders, including indentures

4(a)	Specimen form of Common Stock certificate (incorporated by reference to Exhibit 4(c) to Registrant’s Registration Statement on Form S-8, Registration No. 2-94417)

4(b)	Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3(i) and 4(a) to Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001, Commission File No. 1-8649)

4(c)	Bylaws of Registrant, as amended (incorporated by reference to Exhibit 3(ii) and 4(d) to Registrant’s Quarterly Report Form 10-Q for the quarter ended August 3, 2001, Commission File No. 1-8649)

4(f)	Rights Agreement dated as of May 20, 1998, between the Registrant and Wells Fargo Bank Minnesota National Association, relating to rights to purchase Series B Junior Participating Voting Preferred Stock (incorporated by reference to Exhibit (c)(1) to Registrant’s Current Report on Form 8-K dated May 27, 1998, Commission File No. 1-8649)

4(g)	Indenture dated as of January 31, 1997 between Registrant and First National Trust Association, as Trustee, relating to Registrant’s 7.125% Notes due June 15, 2007 and its 7.80% Debentures due June 15, 2027 (incorporated by reference Exhibit 4(a) to Registrant’s Current Report on Form 8-K for June 24, 1997, Commission File No. 1-8649)

5	Opinion of counsel regarding legality.

23(a)	Consent of KPMG LLP.

23(b)	Consent of counsel (contained in Exhibit 5)

24	Powers of Attorney (contained in signature pages)